Exhibit 10.1

AGREEMENT OF SALE AND PURCHASE

AH RICHMOND TOWER I, LLC, as Seller

&

KIRELAND MANAGEMENT, LLC or its permitted assigns, as Buyer

PROPERTY: 200 South 10th Street, Richmond, Virginia

EXHIBITS:

“A” - LEGAL DESCRIPTION

“A-1” - EXCLUDED PERSONAL PROPERTY

“A-2” – SCHEDULED EXCEPTIONS

“B” - SURVIVING AGREEMENTS

“C” - SCHEDULE OF LEASES

“D” - SQUARE FEET, RENTS, EXPIRATION DATES AND SECURITY DEPOSITS

“E” - FORM OF ESTOPPEL CERTIFICATE

“F” - NONFOREIGN PERSON CERTIFICATION

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE is made this 2nd day of November 2015 (the “Effective Date”), by and between AH RICHMOND TOWER I, LLC, a Virginia limited liability company, having an address at 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462 (“Seller”) and KIRELAND MANAGEMENT, LLC, a Florida limited liability company, having an address at c/o Kurkin Brandes LLP, 18851 NE 29th Avenue, Suite 303, Aventura, Florida 33180 or its permitted assigns (“Buyer”).

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, that certain tract or piece of land located in the City of Richmond, Virginia, commonly known as 200 South 10th Street, consisting of approximately 0.38 acres, as more fully described in the legal description attached hereto as Exhibit “A”, together with all improvements thereon and appurtenances thereto, including all right, title and interest of Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front of or abutting or adjoining such tract or piece of land, any easements appurtenant thereto, including easements for air rights and vehicular and/or pedestrian access, together with and subject to the easement agreements pertaining thereto (collectively, the “Real Property”) and all equipment, appliances and other personal property (collectively, the “Personal Property”) attached or appurtenant to, located in or on, or used in connection with the Real Property other than the excluded personal property listed on attached Exhibit “A-1”. The Real Property and the Personal Property are jointly called the “Property”.

2. Purchase Price.

(a) The purchase price for the Property is Seventy Eight Million Dollars ($78,000,000) (the “Purchase Price”), payable as follows:

(i) Three Million Nine Hundred Thousand Dollars ($3,900,000) (such sum, together with all interest earned thereon, the “Initial Deposit”) by wire transfer or check payable to Chicago National Title Insurance Company (“Escrow Agent”), which Buyer shall deliver to Escrow Agent no later than five (5) business days after the Effective Date, time being of the essence. In the event Buyer fails to deliver the Initial Deposit to Escrow Agent in accordance with the foregoing, this Agreement shall be voidable and of no force or effect at the election of Seller by written notice to Buyer and Escrow Agent.

(ii) Three Million Nine Hundred Thousand Dollars ($3,900,000) (the “Additional Deposit”), payable in accordance with and subject to Section 6(b), below.

(ii) The balance of the Purchase Price shall be paid to Seller at Settlement (as defined below) in cash by wire transfer of immediately available funds, subject to the prorations and adjustments provided for in this Agreement.

(b) The Initial Deposit and the Additional Deposit, together will all interest earned thereon, shall collectively be referred to as the “Deposit”. At Buyer’s option and expense, the Deposit shall be held in an interest bearing account by Escrow Agent in accordance with this Agreement pending consummation of the transactions contemplated hereby. At the completion of Settlement, the Deposit, less any accrued interest, shall be paid to Seller on account of the Purchase Price. Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller. Buyer’s Federal Tax I.D. Number is 45-3675842; Seller’s Federal Tax I.D. Number is 26-2117056.

(c) If there is a dispute between Seller and Buyer regarding whether the Deposit shall be returned to Buyer or delivered to Seller, Escrow Agent shall have no obligation to either Seller or Buyer except to interplead the proceeds into an appropriate court of competent jurisdiction. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be signed and presented by the proper person. Escrow Agent shall not be liable in connection with the performance by Escrow Agent of its duties hereunder, except for Escrow Agent’s own fraudulent misconduct or gross negligence. Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve Escrow Agent in expense (except to interplead the Deposit as aforesaid) unless first indemnified to its reasonable satisfaction by Seller and Buyer.

3. Settlement. Settlement shall be held on the date which is thirty (30) days after expiration of the Due Diligence Period (as defined below), or on such earlier date as Buyer and Seller may mutually agree, at the offices of Williams Mullen, 200 South 10th Street, Richmond, Virginia 23219 at 10:00 a.m. (“Settlement”). Notwithstanding the foregoing, Seller shall have a one-time right to extend the date of Settlement by up to thirty (30) days, by written notice to Buyer delivered no later than thirty (30) days after the expiration of the Due Diligence Period.

4. Condition of Title. Title to the Property shall be free and clear of all liens and encumbrances, excepting only matters appearing of public record on the Effective Date, including the matters set forth on Exhibit “A-2” hereto, the lien of any taxes not yet due and payable and the rights of parties in possession under and subject to the terms of the “Leases” (as hereinafter defined). Between the time period commencing on the Effective Date and ending on the earlier of Settlement or termination of this Agreement, Seller agrees that it will take no voluntary action to convey any interest in the Property to anyone other than Buyer. At the time of Settlement, Seller will cause the Property to be released or otherwise discharged from any lien, securing the payment of a sum certain.

5. Representations and Warranties.

(a) Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Buyer as follows:

(i) There are no management, employment, service, equipment, supply, or maintenance agreements with respect to or affecting the Property, except for customary agreements with public utilities, instruments of record and those agreements, if any, listed on Exhibit “B” attached hereto (the “Service Agreements”).

(ii) There are no existing leases, whether oral or written, affecting the Property except as listed in the Schedule of Lease Documents attached hereto as Exhibit “C” (the “Leases”). With respect to each of the Leases, Exhibit “D” lists as of the date set forth in Exhibit “D” the leased square feet, the current minimum monthly rent, the current monthly operating expense reimbursement, the expiration date and any security deposit paid by the tenant which has not heretofore been returned or applied in accordance with the lease (the “Security Deposits”).

(iii) Seller is a duly existing limited liability company and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(iv) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale, constitutes or will constitute a violation or breach of the organizational documents of Seller, or of any agreement or judicial order to which Seller is a party or to which Seller is subject.

(v) There are no proceedings pending or, to Seller’s knowledge, threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

For the purpose of this Agreement, the phrase “to Seller’s knowledge” and any phrase or words of similar import shall be deemed to mean the actual knowledge of Eric L. Smith without having made inquiry or investigation beyond such individual’s actual knowledge on the date that Seller executes this Agreement.

(b) Buyer, to induce Seller to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Seller as follows:

(i) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the purchase, constitutes or will constitute a violation or breach of the organizational documents of Buyer, or of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(ii) There are no proceedings pending or, to Buyer’s knowledge, threatened, by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

(iii) Buyer is duly formed, validly existing and in good standing under the laws of the State of Florida. Buyer has duly authorized, executed and delivered this Agreement.

Each of the representations and warranties of Buyer set forth above shall be deemed remade by Buyer as of Settlement and shall survive Settlement.

6. Conditions of Buyer’s Obligations. The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement):

(a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, except for changes therein consented to by Buyer or deemed consented to by Buyer under the terms of this Agreement. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

(b) Buyer shall have a period commencing on October 12, 2015 and ending on November 10, 2015 (the “Due Diligence Period”) to conduct due diligence investigations and analysis of the Property and all information pertaining to the Property, subject to the limitations of this Agreement, including the indemnification, insurance and other requirements of Section 15(b). Buyer may terminate this Agreement by written notice to Seller on or before the last day of the Due Diligence Period at 5:00 p.m. If Buyer elects to proceed to Settlement, on or before the last day of the Due Diligence Period at 5:00 p.m., Buyer shall (i) elect by written notice which of the Service Agreements Buyer wishes to assume (the “Surviving Agreements”); and (ii) pay the Additional Deposit by wire transfer or check payable to Escrow Agent which Buyer shall deliver to Escrow Agent within twenty-four (24) hours of the expiration of the Due Diligence Period, time being of the essence. In the event Buyer fails to timely perform in accordance with the foregoing sentence, such failure shall be deemed an election by Buyer to terminate this Agreement. Upon the termination of this Agreement pursuant to this Section 6(b), the Deposit shall be returned to Buyer, and there shall be no further obligation or liability on either of the parties hereto, except as otherwise specifically provided herein, and Buyer promptly shall return to Seller, without retaining any copies thereof, all copies of the Leases, the Service Agreements and Seller’s Materials (defined below) and shall deliver to Seller copies of all studies and reports relating to the Property obtained by Buyer. Buyer shall not communicate with any tenants under the Leases, except with Seller’s prior written consent and, at Seller’s election, with Seller or Seller’s designee being present at the time of such communication. In the event of such consent, Buyer shall not disclose any of the terms and conditions of this transaction to such tenants.

(c) If Buyer has not terminated or been deemed to terminate this Agreement on or before the expiration of the Due Diligence Period, Seller shall use reasonable efforts to deliver to Buyer, at or before Settlement duly executed originals of (i) a certificate from each tenant under the Leases, substantially in the form attached hereto as Exhibit “E” or in such form as may be contemplated under the Leases (collectively, the “Estoppel Certificates”) and (ii) a subordination, non-disturbance and attornment agreement from each tenant under the Leases, in such form as may be contemplated under the Leases (the “SNDAs”). If, after using reasonable efforts, Seller cannot deliver 100% of the Estoppel Certificates and 100% of the SNDAs, it shall not be a default hereunder, but Buyer may (x) terminate this Agreement by delivering notice of such termination to Seller and in such event the Deposit shall be returned to Buyer, this Agreement thereupon shall become void and there shall be no further obligations or liability on either of the parties hereto, except as otherwise specifically provided herein, or (y) waive such condition and complete Settlement in accordance with this Agreement.

(d) To Buyer’s satisfaction, Seller has delivered to Buyer the items set out in the Due Diligence Checklist attached to the letter of intent dated as of October 2, 2015 and accepted and approved as of October 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Letter of Intent”), by and between Kireland Management, LLC and Armada Hoffler Properties, Inc (collectively, “Seller’s Materials”). Buyer shall keep Seller’s Materials and all information obtained by Buyer as part of its due diligence review of the Property (“Buyer’s Materials”) confidential and, except as may otherwise be required by law, shall not share any of the foregoing with anyone other than Buyer’s members, managers, officers, employees, outside counsel, accounting firm and other professional consultants, including Buyer’s title company (all of whom are collectively referred to as the “Related Parties”) who, in Buyer’s judgment, need to know such information for evaluating a possible purchase of the Property. The Related Parties shall be informed by Buyer of the confidential nature of the Seller’s Materials and the Buyer’s Materials and shall be directed by Buyer to keep same in the strictest confidence. Buyer shall be responsible for any breach of the obligations set forth in this subparagraph by Buyer or the Related Parties.

Except as otherwise expressly provided, Seller makes no representation, warranty or promise of any kind concerning the accuracy or completeness of all or any part of the Seller’s Materials, and any inaccuracy, incompleteness, or deficiency in any part of the Seller’s Materials shall be solely the risk and responsibility of Buyer and shall not be chargeable in any respect to Seller.

(e) At Settlement, Seller shall deliver to Buyer duly executed originals of the following:

(i) A general warranty deed to the Real Property duly executed and acknowledged by Seller and in proper form for recording, subject to matters of record (the “Deed”);

(ii) A valid bill of sale for the Personal Property, if any, without warranties;

(iii) A valid assignment of the Leases, duly executed and acknowledged, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Leases and Buyer shall assume the obligations of Seller under the Leases. Such assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Leases for events occurring prior to Settlement and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events occurring from and after Settlement;

(iv) A letter addressed to each tenant informing it of the sale;

(v) A Nonforeign Person Certification in the form attached hereto as Exhibit “F”, as required under Section 1445 of the Internal Revenue Code;

(vi) An assignment in form and substance mutually satisfactory to Seller and Buyer, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Surviving Agreements, if any, and Buyer shall assume the obligations of Seller under the Surviving Agreements. Such assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Surviving Agreements for events occurring prior to Settlement and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events on and occurring after Settlement;

(vii) To the extent not previously made available to Buyer, originals of the following instruments (or copies if originals are unavailable):

(A)	the Leases;

(B)	the Estoppel Certificates;

(C)	the SNDAs; and

(D)	the Surviving Agreements;

(viii) All keys, keycards and combinations to locks at the Property, to the extent in Seller’s possession; and

(ix) An owner’s affidavit as to mechanics’ liens and possession in customary form reasonably acceptable to Seller and Buyer’s title insurer.

7. Conditions of Seller’s Obligations. The obligation of Seller under this Agreement to sell the Property to Buyer is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Seller at or prior to Settlement):

(a) All of the representations and warranties by Buyer set forth in this Agreement shall be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, except for changes therein consented to by Seller or deemed consented to by Seller under the terms of this Agreement. Buyer shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

(b) At Settlement, Buyer shall deliver to seller duly executed originals of the documents referred to in Section 6(e)(ii), 6(e)(iii), and 6(e)(vi).

8. Possession. Possession of the Property shall be given to Buyer at Settlement, free and clear of all liens and encumbrances except as contemplated by Section 4, by delivery of the Deed.

9. Apportionments; Credits; Taxes.

(a) Real estate taxes, minimum and additional rents from tenants under the Leases, the Surviving Agreements, all utilities, operating expenses and other apportionable income and expenses paid or payable by Seller shall be apportioned pro rata on a per diem basis as of Settlement. Taxes, and additional rent paid on account thereof, shall be apportioned based on the fiscal year of the taxing authority. Seller shall cause any and all public utilities serving the Property, to the extent such utilities bill Seller rather than any tenant of the Property, to issue final bills to Seller on the basis of readings made as of Settlement and all such bills shall be paid by Seller. Each party shall separately reconcile with tenants the amounts paid or payable on account of operating expenses incurred by such party during its period of ownership in accordance with the terms of the Leases. If any tenant objects to reconciling separately with Seller for operating expenses for the calendar year in which Settlement occurs with respect to Seller’s period of ownership, Buyer and Seller agree to cooperate in a combined year-end reconciliation with such tenant in a manner reasonably acceptable to Buyer and Seller. Any amounts that may be due Seller as a result of such year-end reconciliations shall be paid by Buyer to Seller promptly after Buyer collects such amounts from the tenants. The provisions hereof shall survive Settlement under this Agreement.

(b) At Settlement, Seller shall give to Buyer a credit in the amount of all Security Deposits under the Leases.

(c) At Settlement, Seller shall pay all grantor’s taxes, the cost of releases associated with the liens of any deeds of trust of Seller, if any, the cost to cure any title defects required to be cured under this Agreement or otherwise agreed to by Seller, and all attorneys’ fees in connection with the preparation of any documents required to be furnished by Seller hereunder, as well as any costs or fees in connection with obtaining any third party consent required in connection with the transactions contemplated by this Agreement. Buyer shall pay all grantee’s taxes, the cost of recording the Deed, all loan fees charged by Buyer’s lender, if any, title insurance fees and premiums, and all expenses incurred by Buyer in the investigation of the suitability of the Property. Seller and Buyer shall each pay one-half of Escrow Agent’s fees.

(d) Buyer agrees that if at Settlement any rents, charges or other arrearages with respect to any period prior to Settlement are due and owing from tenants but are then unpaid (the “Arrearages”), Buyer will cooperate with Seller’s efforts to collect such Arrearages. All payments received by Buyer after Settlement from tenants owing Arrearages shall be applied first on account of current amounts due from such tenants and then to the Arrearages; provided, however, that if a tenant identifies a payment as pertaining to an Arrearage, such payment shall be applied first on account of the identified Arrearage. Buyer further agrees to remit such collected Arrearages to Seller in a prompt and timely fashion. Any sums received by Seller from tenants for periods after Settlement shall be remitted by Seller to Buyer in a prompt and timely fashion. The provisions hereof shall survive Settlement under this Agreement.

10. Condemnation. Seller covenants and warrants that Seller has not heretofore received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Property. If prior to Settlement any such proceeding is commenced or any change is made, or proposed to be made, to the current means of ingress and egress to the Property or to the roads or driveways adjoining the Property, or to change such ingress or egress or to change the grade thereof, Seller agrees to notify Buyer thereof. Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller within five (5) days after receipt of such notice. If Buyer does not so terminate this Agreement, Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement; Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation, and Seller shall not negotiate or settle any claims for compensation prior to Settlement without Buyer’s participation.

11. Default by Buyer. If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Settlement, Seller may elect to terminate this Agreement by written notice to Buyer, and have the Deposit paid to Seller.

12. Default by Seller. If Seller, without the right to do so and in default of its obligations hereunder, fails to complete Settlement, Buyer, as its sole and exclusive remedy, may elect to (a) have the Deposit returned to Buyer, or (b) exercise the remedy of specific performance to cause Seller to convey to Buyer title to the Real Property.

13. Risk of Loss. Seller shall bear the risk of all loss or damage to the Property from all causes except acts of Buyer until Settlement. Seller represents that it has, and will maintain, or has caused and will cause to be maintained, pending Settlement, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of the building and improvements located on the Property. If at any time prior to Settlement any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall give notice thereof to Buyer, but such damage or destruction shall not affect the obligations of the parties under this Agreement or delay Settlement. In the event of such damage or destruction, then, at Settlement, all unpaid claims and rights in connection with any such losses shall be assigned to Buyer and the Purchase Price shall not be affected.

14. Brokerage. Buyer represents and warrants to Seller that it has dealt with no broker, agent, finder or other intermediary in connection with this sale and purchase other than Butters Realty & Management, LLC (“Buyer’s Broker”) for whose commissions Buyer shall be solely responsible pursuant to separate agreement if and when Settlement takes places. Seller represents and warrants to Buyer that it has dealt with no broker, agent, finder or other intermediary in connection with this sale and purchase other than HFF, Inc. for whose commissions Seller shall be solely responsible pursuant to separate agreement if and when Settlement takes place. The foregoing representation and warranty does not apply to any brokers, agents, finders or other intermediaries consulted in connection with the Leases, whose commissions are addressed under Section 15(f)(iii). Each of Seller and Buyer agrees to indemnify, defend and hold the other party harmless from and against any broker’s claim arising from any breach by such party of such Party’s representation and warranty in this paragraph. The foregoing indemnification obligations of Seller and Buyer shall survive Settlement or the termination of this Agreement.

15. Operation of the Property Prior to Settlement. Prior to Settlement:

(a) The Property shall be operated, managed and maintained in its present condition, reasonable wear and tear excepted.

(b) At reasonable times following reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded reasonable access as follows (collectively, “Buyer’s Access Rights”):

(i) to the Property to inspect, measure, appraise, test and make surveys of the Property; provided, however, that Buyer shall be obligated to obtain Seller’s prior approval for the performance of any invasive or intrusive environmental testing, such approval not to be unreasonably withheld or delayed if same is recommended by Buyer’s environmental engineer and Buyer’s written request to Seller therefor is accompanied by a summary of the proposed scope of work; and

(ii) to the records and files relating to the Property, and at Buyer’s expense, to make copies of such records and files; provided, however, that Buyer shall return all copies of such records and files if Settlement does not occur under this Agreement.

Buyer shall not interfere unreasonably with the operation of the Property and shall coordinate all of Buyer’s activities under this Section with Seller or Seller’s designee to minimize possible interference with the Property or its operation. All such activities shall be subject to the rights of tenants under the Leases. Buyer shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer. Prior to making any entry upon the Property, Buyer shall, and shall cause any agent or contractor of Buyer entering upon the Property to, obtain and maintain a minimum of $5,000,000.00 of comprehensive general liability insurance and naming Seller as additional insured thereunder, and shall deliver certificates naming Seller as the certificate holder, evidencing the same. All such certificates shall state that the insurance coverage may not be canceled or modified except upon thirty (30) days’ prior written notice to Seller. Buyer agrees to indemnify, defend, and hold Seller harmless from and against any claim made against Seller as a result of any entry upon the Property and any activities conducted thereon by Buyer or on behalf of Buyer. The foregoing indemnification obligation of Buyer shall survive Settlement and shall survive any termination of this Agreement.

(c) Seller not default in its obligations as landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Seller is bound beyond any applicable notice or cure period.

(d) Seller shall notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e) Except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed (and which shall be deemed granted in the event Buyer fails to approve or disapprove same within five (5) business days after receipt thereof), other than leases, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Settlement without charge, cost, penalty or premium.

(f) With respect to New Leases and any Lease Modification (as such terms are defined below):

(i) Seller shall notify Buyer of any new leases for any portion of the Property (“New Lease”), as well as any amendments, extensions, terminations, or assignments or subleases to which Seller consents, relating to any of the Leases (“Lease Modification”). Provided Buyer has not elected to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have approved any New Lease or Lease Modification;

(ii) from and after the expiration of the Due Diligence Period without termination of this Agreement, except with the prior written approval of Buyer, Seller shall not enter into any New Lease nor any Lease Modification. If Seller submits a proposed New Lease or Lease Modification to Buyer for its approval, Buyer shall have three (3) days from the date of its receipt of such proposed New Lease or Lease Modification to grant or deny its approval by notice to Seller. If Buyer denies approval, Buyer shall state in the notice its grounds for denial. If Buyer does not deliver a notice to Seller within such three (3) day period, Buyer shall be deemed to have approved the New Lease or Lease Modification as submitted. If Buyer denies approval of any proposed New Lease or Lease Modification, and Seller enters into such New Lease or Lease Modification, Buyer may terminate this Agreement, in which event Buyer shall be entitled to a refund of the Deposit;

(iii) at the time of Settlement, with regard to any New Lease or Lease Modification approved or deemed approved by Buyer, in addition to the Purchase Price, Buyer shall pay to Seller the brokerage commissions and tenant improvement costs incurred by Seller in connection with such approved New Lease or Lease Modification and shall be responsible for paying any such commissions and costs that are outstanding as of Settlement. Any commission due as a result of an extension, renewal or expansion commencing after Settlement shall be Buyer’s responsibility.

16. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by e-mail provided a copy is sent concurrently by one of the methods described in (i), (ii) or (iii) above, addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:
AH Richmond Tower I, LLC
222 Central Park Avenue, Suite 2100
Virginia Beach, Virginia 23462
Attn: Eric L. Smith
E-mail: esmith@armadahoffler.com

with a copy to:
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
Attn: A. Brooks Hock, Esq.
E-mail: bhock@williamsmullen.com

If intended for Buyer:

Kireland Management, LLC
c/o Kurkin Brandes LLP
18851 NE 29th Avenue, Suite 303
Aventura, Florida 33180
Attn: Alex Kurkin, Esq.
E-mail: akurkin@kb-attorneys.com

with a copy to:
Kurkin Brandes LLP
18851 NE 29th Avenue, Suite 303
Aventura, Florida 33180
Attn: Melissa Munchick, Esq.
E-mail: mmunchick@kb-attorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent, or when delivery is attempted and refused. Notices by the parties may be given on their behalf by their respective attorneys.

17. Non-Disclosure. Neither party shall make public disclosure with respect to this transaction before the Settlement except:

(a) as may be required by law, including by applicable federal and state securities laws and regulations;

(b) to such, attorneys, accountants, present or prospective sources of financing, partners, directors, officers, employees and representatives of either party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c) as may be permitted specifically by the terms of this Agreement.

18. “As Is” Sale and Release

(a) Buyer hereby represents and warrants to Seller that, except as otherwise expressly set forth in this Agreement, Buyer has not entered into this Agreement based upon any representation, warranty, statement or expression of opinion by Seller or any person or entity acting or allegedly acting for or on behalf of Seller with respect to Seller, the Property or the “Condition of the Property” (as hereinafter defined). Buyer acknowledges and agrees that, except for the covenants, representations and warranties of Seller expressly contained in this Agreement, the Property shall be sold and conveyed (and accepted by Buyer at Settlement) AS IS, WHERE IS, WITH ALL DEFECTS AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. Except as expressly otherwise provided in this Agreement, Seller makes no representation, warranty or covenant, express, implied or statutory, of any kind whatsoever with respect to the Property, including, without limitation, representation, warranty or covenant as to title, survey conditions, use of the Property for Buyer’s intended use, the condition of the Property, past or present use, development, investment potential, tax ramifications or consequences, compliance with law, present or future zoning, the presence or absence of hazardous substances, the availability of utilities, access to public road, habitability, merchantability, fitness or suitability for any purpose, or any other matter with respect to the Property (collectively, the “Condition of the Property”), all of which are, except as otherwise expressly provided in this Agreement, hereby expressly disclaimed by Seller. Except as otherwise expressly provided in this Agreement, Buyer acknowledges that Seller has made no representation, warranty or covenant as to the Condition of the Property or compliance of the Property with any federal, state, municipal or local statutes, laws, rules, regulations or ordinances including, without limitation, those pertaining to construction, building and health codes, land use, zoning, hazardous substances or toxic wastes or substances, pollutants, contaminants, or other environmental matters. Buyer shall reconfirm the aforesaid acknowledgments in writing as of the date of Settlement.

(b) Buyer further represents and warrants that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction contemplated by this Agreement and that Buyer is not in any disparate bargaining position. Buyer acknowledges and agrees that it has been given or will be given before the end of the Due Diligence Period, full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without, limitation the Condition of the Property.

(c) Without limiting the above, Buyer on behalf of itself and its successors and assigns waives any rights to recover from, and forever releases and discharges, Seller, Seller’s affiliates, members, managers, officers, employees and agents of Seller, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any similar environmental state or local statutes, regulations, rules or requirements.

(d) The provisions of this Section shall survive Settlement and the delivery of the Deed or any expiration or termination of this Agreement without limitation as to time.

19. Like Kind Exchanges. Buyer or Seller may elect to exchange the Property for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986 as amended (the “Code”). To the extent possible, the provisions of this Section shall be interpreted consistently with this intent. To exercise any rights under this Section, the party electing to exchange the Property shall provide the other with a written statement stating its intent to enter into an exchange at least five days prior to Settlement. Either party’s election to exchange, rather than sell or buy, the Property for other real estate of a like kind shall be at no cost or liability to the other. Should this Agreement become part of a 1031 transaction, the party electing to exchange the Property (the “Exchanger”) hereby agrees that the other party may enforce any and all representations, warranties, covenants and other obligations of the Exchanger under this Agreement directly against Exchanger, and the other party agrees that Exchanger may enforce any and all representations, warranties, covenants and other obligations of the other party under this Agreement directly against the other party.

20. Miscellaneous.

(a) Except as otherwise specifically provided in this Agreement, all representations and warranties contained in this Agreement shall terminate at Settlement.

(b) All times specified in this Agreement shall be of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday on which financial institutions or post offices are generally closed in the Commonwealth of Virginia.

(c) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and, to the extent herein permitted, assigns. This Agreement shall not be assigned by Buyer without the prior written consent of Seller and any purported assignment without such consent shall be void. Notwithstanding the foregoing, Buyer may assign this Agreement without Seller’s consent in whole or in part to a wholly owned subsidiary of Buyer. No assignment shall relieve Buyer of liability for the performance of Buyer’s duties and obligations under this Agreement to the extent of such assignment.

(e) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. Without limiting the generality of the foregoing, this Agreement supersedes in all respects the Letter of Intent provided that the confidentiality provision of the Letter of Intent shall survive. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f) This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.

(g) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(h) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same Agreement. PDF or other electronic signature pages shall be treated for all intents and purposes as originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

SELLER:

AH RICHMOND TOWER I, LLC

By:	/s/ Eric L. Smith		(SEAL)
	Name:	Eric L. Smith
	Title:	Manager

BUYER:

KIRELAND MANAGEMENT, LLC

By:	/s/ Alex Kurkin		(SEAL)
	Name:	Alex Kurkin
	Title:	Manager

Escrow Agent hereby joins in the execution of this Agreement for the purposes of acknowledging receipt of the Deposit and agreeing to hold such Deposit in accordance with the terms of this Agreement.

Date: November 4, 2015	CHICAGO NATIONAL TITLE INSURANCE COMPANY

	By:	/s/ J. M. Schuster
		Name:	J. M. Schuster
		Title:	Commercial Escrow Officer

EXHIBIT “A”

LEGAL DESCRIPTION

A certain parcel of land located on the Southwesterly side of Canal Street and the Northwesterly side of 10th Street in the City of Richmond, Commonwealth of Virginia, bounded and described as follows:

Beginning at the intersection point of the Northwesterly right of way line of 10th Street and the Southwesterly right of way line of Canal Street and being the Northeasterly corner of the parcel hereinafter described; thence,

S36º07’29”W a distance of one hundred five and forty three hundredths feet (105.43’) by the Westerly right of way line of 10th Street to a point; thence,

N54º01’26”W a distance of one hundred fifty seven and ninety three hundredths feet (157.93’) to a point; thence,

N35º58’34”E a distance of one hundred six and zero hundredths feet (106.00’), the previous two (2) courses along land owned by the Richmond Metropolitan Authority, to a lead hub found on the Southwesterly sideline of Canal Street; thence,

S53º48’59”E a distance of one hundred fifty eight and twenty hundredths feet (158.20’) by the Southwesterly sideline of Canal Street to the point of beginning.

The above described parcel contains 16,710 S.F. or 0.384 acres of land, more or less.

Together with a perpetual, exclusive air rights easement in that portion of the air space located over that certain property with lateral limits identified as Parcel C and D as shown on that certain survey recorded in the Clerk’s Office, Circuit Court, City of Richmond, Virginia (the “Clerk’s Office”) in Plat Book 40 at page 103 and with a lower limit of the horizontal plane that is 7.5 feet above the top deck of the Parking Garage as constructed on Parcel C and D or 150 feet above Mean Sea Level, whichever is lower.

TOGETHER WITH those certain rights, privileges and easements contained in the Deed of Easements and Allied Covenants between Richmond Metropolitan Authority and James Center Development Company, dated and recorded May 3, 1990 in the Clerk’s Office in Deed Book 234, page 1571. First Amendment to Deed of Easements and Allied Covenants recorded October 3, 2008 in the Clerk’s Office as Document No. 080026332.

BEING more particularly shown on plat of survey entitled, “ALTA/ACSM Land Title Survey of 10th Street & Canal Street in the City of Richmond Commonwealth of Virginia”, prepared by Vanasse Hangen Brustlin, Inc., dated March 18, 2008, last revised September 23, 2008 and recorded October 3, 2008 in the Clerk’s Office as Instrument Nos. 0800-53 and 0800-54.

IT BEING the same property conveyed to AH Richmond Tower I, LLC, a Virginia limited liability company, by deed from James Center Development Company, a Virginia corporation, dated October 3, 2008 and recorded October 3, 2008 in the Clerk’s Office as Instrument No. 080026330.

EXHIBIT “A-1”

EXCLUDED PERSONAL PROPERTY

None.

EXHIBIT “A-2”

SCHEDULED EXCEPTIONS

1. Restrictions in Deed Book 6, page 765. First Amended Restrictions in Deed Book 44, page 1766, and re-recorded in Deed Book 45, page 1740. Second Amended Restrictions in Deed Book 84, page 195. Third Amended Restrictions in Deed Book 93, page 627.

2. Development Agreement dated April 13, 1988, recorded June 29, 1988 in Deed Book 170, page 846, and re-recorded December 13, 1988 in Deed Book 187, page 1773. Amended by instrument dated February 1, 1990, recorded May 30, 1990 in Deed Book 234, page 1496. Second Amendment dated June 11, 1990, recorded June 20, 1990 in Deed Book 239, page 585. Consent and Waiver of Restrictions and Covenants between James Center Development Company, One James Center Associates Limited Partnership, Two James Center Associates, Limited Partnership, Richmond Center Associates, and Richmond Metropolitan Authority, dated and recorded May 3, 1990 in Deed Book 235, page 222.

3. Deed of Easements and Allied Covenants between Richmond Metropolitan Authority and James Center Development Company, dated and recorded May 3, 1990 in Deed Book 234, page 1571. First Amendment to Deed of Easements and Allied Covenants recorded October 3, 2008 as Document No. 080026332.

4. Deed of Easements between James Center Development Company, Richmond Metropolitan Authority and Richmond Center Associates, dated and recorded May 3, 1990 in Deed Book 234, page 1693.

5. Deed of Easement by and between AH Richmond Tower I, LLC and Richmond Metropolitan Authority recorded October 3, 2008 as Document No. 080026331.

EXHIBIT “B”

SERVICE AGREEMENTS

1.	Facility Management Services Agreement, dated as of January 20, 2009, by and between Divaris Property Management Corp. and AH Richmond Tower I, LLC.

2.	Service Agreement, dated as of February 1, 2011, by and between Divaris Property Management Corp., as agent for AH Richmond Tower I, LLC, and Trane U.S. Inc.

3.	Service Agreement, dated as of December 21, 2012, by and between Divaris Property Management Corp., as agent for AH Richmond Tower I, LLC, and Admiral Security Services.

4.	Service Agreement, dated as of December 28, 2013, by and between Divaris Property Management Corp., as agent for AH Richmond Tower I, LLC, and Red Coats, Inc.

5.	Exclusive Right to Lease Agreement, dated as of July 1, 2014, by and between AH Richmond Tower I, LLC and Divaris Real Estate.

EXHIBIT “C”

SCHEDULE OF LEASES

1.	Deed of Full Service Office Lease, dated as of September 5, 2008, by and between AH Richmond Tower I, LLC and Williams Mullen, P.C., as amended by the letter agreements dated as of December 31, 2008, and January 15, 2008, and by the Amendment to Deed of Full Service Office Lease dated as of October 5, 2010, the Second Amendment to Deed of Full Service Lease, dated as of February 8, 2013, the Third Amendment to Deed of Full Service Lease, dated as of December 16, 2013, and the Fourth Amendment to Deed of Full Service Lease, dated as of November 30, 2014.

2.	Deed of Full Service Office Lease, dated as of September 1, 2010, by and between AH Richmond Tower I, LLC and Agincourt Capital Management LLC.

3.	Deed of Full Service Office Lease, dated as of October 5, 2010, by and between AH Richmond Tower I, LLC and Cherry, Bekaert & Holland, L.L.P.

4.	Deed of Full Service Office Lease, dated as of August 31, 2011, by and between AH Richmond Tower I, LLC and Capital One Services, LLC.

5.	Deed of Full Service Office Sublease, dated as of October 5, 2010, by and between AH Richmond Tower I, LLC, Williams Mullen, PC, and Cherry, Bekaert & Holland, L.L.P.

6.	Deed of Commercial Retail Lease, dated as of October 1, 2010, by and between AH Richmond Tower I, LLC and La Parisienne, LLC.

EXHIBIT “E”

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Exhibit A hereto, (the “Lease Documents”) including the “Lease” therein described. The undersigned (the “Tenant”), hereby certifies that it is the lessee under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be assigned to a purchaser of, and/or collaterally assigned in connection with a proposed financing secured by, the property on which the demised premises under the Lease are located, and certifies both to the landlord under the lease (the “Landlord”) and to any and all prospective purchasers (the “Purchasers”) and mortgagees of such property, including any trustee on behalf of any holders of notes or other similar instruments, and any holders from time to time of such notes or other instruments, and their respective successors and assigns (collectively the “Mortgagees”) that as of the date hereof:

1. The information set forth in Exhibit A hereto is true and correct;

2. Tenant is in occupancy of the demised premises and the Lease is in full force and effect and except by such writings as are identified on Exhibit A hereto, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the space rented under the Lease, whether oral or written;

3. All material conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed;

4. Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that with the giving of notice or the passage of time or both, would result in a default by Tenant under the Lease Documents;

5. Tenant has not paid any rents or sums due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any rent or sums due and payable under the Lease except as set forth in Exhibit A hereto;

6. To Tenant’s knowledge, there are no uncured defaults on the part of the Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to the Landlord, and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by Landlord thereunder, and at the present time Tenant has no claim against Landlord under the Lease Documents;

7. Except as expressly set forth in Part G of Exhibit A, there are no provisions for, and Tenant has no rights with respect to, renewal or extension of the initial term of the Lease; terminating the term, leasing or occupying additional space or purchasing the premises;

8. No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency laws;

9. The undersigned has the authority to execute and deliver this Certificate on behalf of the Tenant and acknowledges that all Purchasers will rely on this estoppel certificate in purchasing the property and all Mortgagees will rely upon this estoppel certificate in extending credit to Landlord or Landlord’s successors in interest; and

10. This Tenant Estoppel Certificate shall be binding upon the successors, assigns and representatives of the undersigned and any party claiming through or under the undersigned and shall inure to the benefit of all Purchasers and Mortgagees.

IN WITNESS WHEREOF, Tenant has duly executed this Certificate this    day of            , 20    .

(Name of Tenant)

By:

Name:

Title:

EXHIBIT A TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant d/b/a:

C.	Premises known as:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Rights to renew, to extend, to terminate, to rent or occupy additional space or to purchase any portion of the property:

H.	Security Deposit Paid to Landlord: $

I.	Current Fixed Minimum Rent (Annualized): $

J.	Current Additional Rent (and if applicable, Percentage Rent) (Annualized): $

K.	Current Total Rent: $

L.	Square Feet Demised:

EXHIBIT “F”

NONFOREIGN PERSON CERTIFICATION

            , 2015

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. Tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferees that withholding of tax is not required upon the disposition of a U.S. real property interest by the undersigned (“Transferor”), the undersigned hereby certifies the following:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The Transferor’s U.S. employee identification number is 26-2117056; and

3. The Transferor’s address is 222 Central Park Avenue, Suite 2100, Virginia Beach, Virginia 23462.

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, as of the date first written above.

ARMADA HOFFLER, LP

By:		(SEAL)
Name:
Title: